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CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24

Exhibit 10.58

COLLABORATION AND LICENSE AGREEMENT

        THIS COLLABORATION AND LICENSE AGREEMENT ("Agreement") is made and entered into effective as of February 10, 2005 (the "Effective Date"), by and among Sarissa, Inc., having principal offices at 121 Timber Drive, London, ON, N6K4A2, Canada ("Sarissa") and Isis Pharmaceuticals, Inc., having principal offices at 2292 Faraday Avenue, Carlsbad CA 92008 ("Isis"). Sarissa and Isis each may be referred to herein individually as a "Party," or collectively as the "Parties."

        WHEREAS, Isis and Sarissa wish to collaborate in the identification of a lead TS ASO targeted to inhibit Thymidylate Synthase ("TS"), using Isis' proprietary MOE chemistry, on the terms set forth below;

        NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE 1—DEFINITIONS

        Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in Appendix 1.

ARTICLE 2—
SCOPE OF COLLABORATION; COLLABORATION ACTIVITIES

        Section 2.1    Scope of Collaboration.    The Parties wish to collaborate to identify TS ASOs (the "Collaboration"), according to the Project Plan attached hereto as Appendix 2.1 and made part of this Agreement. Following the completion of the Project Plan, Sarissa will be solely responsible for the continued development and commercialization of any Products subject to royalty and milestone payments to be paid to Isis as set forth in this Agreement.

        Section 2.2    Collaboration Activities.

          2.2.1 General.    The Parties will use Commercially Reasonable Efforts to conduct their respective responsibilities outlined in the Project Plan.

        Section 2.3    Selecting TS ASOs.

          2.3.1 Selection of First TS ASO.    From the TS ASOs generated under the Project Plan or from TS ASOs generated by Isis prior to the Effective Date, Sarissa will select one TS ASO for use in a Product to take into IND enabling toxicology for purposes of evaluating such Product in human clinical trials. Sarissa may replace the selected TS ASO with any other TS ASO generated under the Project Plan or generated by Isis prior to the Effective Date, and for no additional cost (except the cost of new or additional active pharmaceutical ingredient for such new TS ASO supplied to Sarissa), upon written notice to Isis.

          2.3.2 Selection of Additional TS ASOs.    If, in addition to the TS ASOs selected in Section 2.3.1, Sarissa elects to select one or more additional TS ASOs generated under the Project Plan or generated by Isis prior to the Effective Date, for use in a Product to take into human clinical trials, Sarissa will so notify Isis and will pay Isis the payment set forth in Section 4.2. Notwithstanding the foregoing, Sarissa will not be required to pay the fee under Section 4.2 for additional TS ASOs, so long as Sarissa uses such additional TS ASOs as part of a Tandem that includes a TS ASO selected under Section 2.3.1.

          2.3.3 Responsibilities Following Completion of the Project Plan.    Following the completion of the Project Plan, Sarissa will be solely responsible for further development and commercialization of the Product, including but not limited to:

            (a)   Contracting for the manufacturing of all drug needed for toxicology studies and clinical trials, as described in Section 2.4.

            (b)   Coordinating all aspects of animal pharmacology and toxicology studies needed for IND filing.

            (c)   Conducting clinical trials.

            (d)   Negotiating any and all sublicensing agreements with Third Parties for the ongoing development and/or marketing of the Product.

If requested by Sarissa in order to facilitate further development and commercialization of the Product, the Parties will mutually agree to a consulting agreement under which Isis will provide consulting in addition to the hours set forth in the Project Plan.

        Section 2.4    Manufacturing of Product.

          2.4.1 Isis will have the first right to manufacture the Product, on mutually agreeable, commercially reasonable terms and conditions, and pursuant to a supply agreement to be agreed to by the Parties containing standard terms. If Isis is unable or unwilling to manufacture the Product, or if the Parties cannot reach agreement on the terms and conditions within [***] days of a request for transfer pricing quote by Sarissa, Sarissa may (i) have the Product manufactured by a manufacturer already licensed under Isis' proprietary manufacturing and analytical technology; or (ii) have the Product manufactured using a process not covered by Isis' proprietary manufacturing and analytical technology.

ARTICLE 3—
GRANT OF RIGHTS

        Section 3.1    License Grant for Collaboration Activities.

          3.1.1 Isis Grant.    Subject to the terms and conditions of this Agreement (including but not limited to Article 4 and Section 9.2), Isis hereby grants to Sarissa an exclusive, worldwide license (a) under the Isis Product-Specific Technology Patents and the Joint Patents to any Product-Specific Technology and (b) under the Isis Core Technology Patents, in each case solely to develop, make, have made, use, sell, offer for sale, have sold and import Products. The licenses granted to Sarissa are sublicensable only in connection with a license of Products to a Third Party for the continued development and commercialization of Products in accordance with the terms of this Agreement.

          3.1.2 Sarissa Grant.    Subject to the terms and conditions of this Agreement, Sarissa hereby grants to Isis a non-exclusive, non-transferable, limited license or sublicense, as the case may be, under the Sarissa Product-Specific Technology Patents, solely to perform Isis' responsibilities in the Project Plan.

          3.1.3 Additional Chemistry.    Should Sarissa notify Isis in writing that Sarissa wishes to collaborate to create additional antisense products targeting TS and incorporating other Isis proprietary chemistry, such as PNA or modified siRNA, then Isis and Sarissa will negotiate in good faith an additional license to these chemistries, including an appropriate allocation of Third Party financial obligations.

          3.1.4 Conditions to Licenses.    Notwithstanding the foregoing, if (i) Sarissa does not complete its first Qualified Financing by the [***]-month anniversary of the Effective Date or (ii) Sarissa fails to use Commercially Reasonable Efforts to develop and commercialize Products, any licenses granted to Sarissa under this Article 3 will automatically terminate and a Discontinuance will be deemed to have occurred.

ARTICLE 4—FINANCIAL PROVISIONS

        Section 4.1    Up-Front Payment by Sarissa.    Sarissa will pay an up-front license fee of $1,000,000 (U.S.) to Isis, payable in Sarissa's sole discretion either (i) in cash or (ii) by convertible promissory note. The Note will be issued in accordance with the Note Purchase Agreement executed concurrently herewith.

        Section 4.2    Payment for Additional TS ASOs.    If Sarissa elects to select an TS ASO for use in an additional Product as set forth in Section 2.3.2, Sarissa will pay Isis an up-front fee of $1,000,000 (U.S.) for each TS ASO selected. Such up-front fee may be paid in cash or equity securities of Sarissa at Sarissa's discretion, provided that any equity securities so issued to Isis will be issued at the same per-share price and will be of the same class with the same rights and preferences as the equity securities issued in Sarissa's most recent Qualified Financing. Notwithstanding the foregoing, (i) if Sarissa's most recent Qualified Financing occurred more than [***] months prior to the date such up-front fee becomes due, Isis in its sole discretion can elect to be paid in cash only and (ii) in no event will Isis be required to take equity in excess of 18% of all shares of Sarissa, fully diluted as converted. In addition to the up-front fee, Sarissa will pay to Isis the milestone payments and royalty payments detailed in Article 4 hereof as and when such milestone payments and royalty payments are due for a Product containing such TS ASO. All milestone payments and royalty payments for such Product will be in addition to all milestone payments and royalty payments required to be made for any other Product being developed or commercialized by Sarissa.

        Section 4.3    Milestone Payments by Sarissa.    Sarissa will pay to Isis the relevant milestone payment not more than 30 days after achievement, by Sarissa or a sublicensee, of each of the applicable events in the first primary indication for each Product developed hereunder; provided however that additional milestone payments will be reduced by [***]% when a Product meets the same milestone in an additional indication once that milestone payment has already been paid for the first primary indication, as follows:

Event	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

        Section 4.4    Royalty Payments by Sarissa.    In consideration of Isis' collaborative efforts and the licenses granted hereunder, Sarissa will pay Isis a royalty of [***]% of Net Sales of the Product. Sarissa will pay such royalties for the Term of the Agreement.

        Section 4.5    Third Party Payments.    In addition to the royalty set forth in Section 4.4, Sarissa will pay to Isis a royalty of [***]% of Net Sales of Product, pursuant to a license agreement with [***], dated [***], and a royalty of [***]% of Net Sales of Product pursuant to a license agreement with [***] dated [***]. In the event that Isis negotiates reduced royalties with these Third Party licensors, the royalties due hereunder will still be paid to Isis. Notwithstanding the foregoing, the Parties agree that if the Isis Patent Rights licensed by Isis from [***] and/or [***] and sublicensed under this Agreement cease to have any Valid Claims during the term of this Agreement, then Sarissa will no longer be responsible for paying the royalties flowing through to [***] and/or [***], as applicable, and the total royalty payable will be reduced accordingly. Isis will promptly advise Sarissa in writing regarding any changes to its licenses with [***] or [***] that would materially affect the respective royalties under such agreements.

        Section 4.6    Timing of Royalty Payments.    The royalties will become due and payable within 60 days of each respective Royalty Due Date and shall be calculated in respect of the Net Sales in the 3 month period immediately preceding the applicable Royalty Due Date.

        Section 4.7    Payment Method.    Any amounts due to a Party under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated by the receiving Party. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus 6%, or the maximum rate permitted by law, whichever is lower, calculated on the number of days such payment is delinquent, compounded monthly.

        Section 4.8    Currency; Foreign Payments.    If any currency conversion will be required in connection with any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such payments relate. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, the applicable Party may notify the other and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of the receiving Party or its designee, and such Party will have no further obligations under this Agreement with respect thereto.

        Section 4.9    Taxes.    A Party may deduct from any amounts it is required to pay to the other Party pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed on the receiving Party by a jurisdiction of the paying Party ("Withholding Taxes"). The paying Party will provide the receiving Party a certificate evidencing payment of any Withholding Taxes hereunder within 30 days of such payment and will reasonably assist the receiving Party, at the receiving Party's expense, to obtain the benefit of any applicable tax treaty.

        Section 4.10    Records Retention; Audit.

          4.10.1 Record Retention.    Each Party will maintain (and will ensure that its sublicensees will maintain) complete and accurate books, records and accounts that fairly reflect Net Sales with respect to the Product, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts will be retained by such party until the later of (i) 3 years after the end of the period to which such books, records and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

          4.10.2 Audit.    Each Party will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to the audited Party, have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party (and its sublicensees) as may be reasonably necessary to verify the accuracy of Net Sales, as applicable, for any calendar quarter or calendar year ending not more than [***] months prior to the date of such request; provided, however, that neither Party will have the right to conduct more than one such audit in any Calendar Year except as provided below. The requesting Party shall bear the cost of such audit unless the audit reveals a variance of more than [***]% from the reported results, in which case the audited Party shall bear the cost of the audit.

          4.10.3 Payment of Additional Amounts.    If, based on the results of such audit, additional payments are owed by the audited Party under this Agreement, the audited Party will make such additional payments, with interest as set forth in Section 4.7, within 60 days after the date on which such accounting firm's written report is delivered to such Party.

          4.10.4 Confidentiality.    The auditing Party will treat all information subject to review under this Section 4.10 in accordance with the confidentiality provisions of Article 5 and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 5—
CONFIDENTIALITY

        Section 5.1    Disclosure and Use Restriction.    Except as expressly provided herein, the Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information received from the other Party.

          5.1.1 Authorized Disclosure.    Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

            (a)   made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

            (b)   otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicable;

            (c)   made by such Party to the Regulatory Authorities as necessary for the development or commercialization of a Product in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

            (d)   made by such Party, in connection with the performance of this Agreement, to permitted sublicensees, licensors, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5; or

            (e)   made by such Party to existing or potential acquirers; existing or potential pharmaceutical collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

        Section 5.2    Press Releases.    Press releases or other similar public communication by either Party relating to this Agreement, unless relating solely to a Product being developed by the Party making the communication, will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.

        Section 5.3    Publications.    At least [***] days prior to submission of any material related to the research or development activities hereunder for publication or presentation, the submitting Party will provide to the other Party a draft of such material for its review and comment. The receiving Party will provide any comments to the submitting Party within [***] days of receipt of such materials. No publication or presentation with respect to the research or development activities hereunder will be made unless and until the other Party's comments on the proposed publication or presentation have been addressed and changes have been received and agreed upon and any information determined by the other Party to be Confidential Information has been removed. If requested in writing by the other Party, the submitting Party will withhold material from submission for publication or presentation for a reasonable time to allow for the filing of a patent application.

ARTICLE 6—
INTELLECTUAL PROPERTY

        Section 6.1    Intellectual Property Ownership.

          6.1.1 Ownership of Intellectual Property.    Isis will own all inventions made (as determined under United States patent laws) solely by its employees and agents, and all Patents claiming such inventions. Sarissa will own all inventions made (as determined under United States patent laws) solely by its employees and agents, and all Patents claiming such inventions. All inventions made (as determined under United States patent laws) jointly by employees or agents of Isis and employees or agents of Sarissa ("Joint Technology"), and all Patents claiming such inventions, will be owned jointly by Isis and Sarissa. During the Term of this Agreement, each Party shall promptly disclose in writing to the other Party on an ongoing basis, and prior to filing any Patent, any Joint Technology or Product-Specific Technology invented as part of the Collaboration. In addition, promptly after executing this Agreement, the Parties will each disclose to each other the current status of all Product-Specific Technology Patents Controlled by such Party and licensed under this Agreement.

          6.1.2 Ownership of Regulatory Documentation.    Unless and until Isis sends an Election Notice pursuant to Article 9 of this Agreement, all Regulatory Documentation with respect to a Product will be owned by Sarissa, or its sublicensee, if applicable. If Sarissa discontinues development of such Product and Isis sends an Election Notice in accordance with Section 9.2, all Regulatory Documentation with respect to such Product will be transferred to Isis. In the event that this Agreement terminates pursuant to Section 9.2, all Regulatory Documentation will remain with the Party that first secured such Regulatory Documentation.

        Section 6.2    Prosecution of Patents.

          6.2.1 Solely Owned Patents.    With the exception of Product-Specific Technology Patents, as set forth in 6.2.2, each Party will have the sole right, at its cost and expense and at its sole discretion, to obtain, prosecute and maintain throughout the world any Patents solely owned or Controlled by such Party.

          6.2.2 Product-Specific Technology Patents.    Sarissa will have the sole right and at its sole discretion, to obtain, prosecute and maintain throughout the world the Product-Specific Technology Patents. Sarissa shall reimburse Isis for all of Isis' reasonable out-of-pocket costs incurred prior to and after entering into this Agreement to obtain, prosecute and maintain throughout the world, any Product-Specific Technology Patents Controlled by Isis, provided however that Sarissa will not be required to make any such reimbursements for expenses incurred by Isis after the occurrence of the Discontinuance, as and when Sarissa issues such notice. As of December 31, 2004, these out-of-pocket costs where approximately $[***] Sarissa will keep Isis informed of all Isis Product Specific Technology Patent applications and registrations to be filed by Sarissa, and Isis shall have the right to comment on such applications within the timeframes of the patent filing process and deadlines. Notwithstanding the foregoing, if Isis is unilaterally developing and commercializing the Product in accordance with Section 9.2, Isis will have the first right to file, prosecute and maintain any Product-Specific Technology Patents at its expense.

          6.2.3 Filing of Joint Patents.    The Parties will cooperate with one another with respect to the filing, prosecution and maintenance of all Joint Patents. The Parties will designate one of the Parties to be responsible for, and to initially bear the expense of, the preparation, filing, prosecution, and maintenance of a Joint Patent, provided that the responsible Party will be entitled to reimbursement by the other Party of an equal share of the responsible Party's expenses. The Parties agree that for all Joint Patents for Product-Specific Technology, Sarissa will be deemed to be the responsible Party for the purposes of this Section 6.2.3, and will bear all expenses for the preparation, filing, prosecution and maintenance of such Patents. With the exception of Joint Patent to Product-Specific Technology, which will be as set forth in Section 6.2.2, the responsible Party will consult with the other Party as to the preparation, filing, prosecution, and maintenance of such Joint Patent reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and will furnish to the other Party copies of all relevant documents reasonably in advance of such consultation. For the life of the Joint Patents, the Parties will mutually agree upon all Joint Patent filings. Notwithstanding the foregoing, if Isis is unilaterally developing and commercializing the Product in accordance with Section 9.2, Isis will have the first right to file, prosecute and maintain any Joint Patents to Product-Specific Technology at its expense.

          6.2.4 Cooperation.    Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the other Party's Patents, the Product-Specific Technology Patents and the Joint Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to file, prosecute, and maintain its Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

        Section 6.3    Enforcement of Patents

          6.3.1 Rights and Procedures.    If Isis or Sarissa determines that any Patent licensed hereunder is being infringed by a Third Party's activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it will promptly notify the other Party in writing.

            (a)   Joint Patents.    With respect to infringement of a Joint Patent that is not a Product-Specific Technology Patent, the Party responsible for filing, prosecution and maintenance of such Joint Patent under Section 6.2.3 will have the first right to bring and control any action or proceeding with respect to such Joint Patent, and will bear all expenses thereof, and the other Party will have the right, at its own expense, to be represented in any such action; provided, however, that if the Party with the first right to bring and control actions and proceedings with respect to such Joint Patent fails to bring an action or proceeding within ninety (90) days following notice of such infringement, or earlier notifies the other Party in writing of its intent not to take such steps, the other Party will have the right to do so at its expense, and the first Party will have the right, at its own expense, to be represented in any such action. Notwithstanding the foregoing, if the infringement is likely to have a material adverse effect on the development or commercialization of the Product, the Parties will meet to determine whether to defend against such infringement based on the Joint Patents, and if the Parties mutually agree to proceed in defending such infringement based on the Joint Patents, the Parties will share (on a pre-determined basis as agreed to by the Parties) in the reasonable costs incurred relating to the removal of any such infringement.

            (b)   Product-Specific Technology Patents.    With respect to Product-Specific Technology Patents, Sarissa will have the first right, at Sarissa's expense, but not the obligation, to remove such infringement. In the event that Sarissa fails to take commercially appropriate steps to remove any infringement of any such Product-Specific Technology Patent within ninety (90) days following notice of such infringement, or earlier notifies Isis in writing of its intent not to take such steps, and such infringement is likely to have a material adverse effect on the Product, Isis will have the right to do so at its expense, and Sarissa will have the right, at its own expense, to be represented in any such action. If Isis is unilaterally developing and commercializing the Product pursuant to Section 9.2, Isis will have the right, at Isis's own expense, to remove infringement of the Product-Specific Technology Patents.

            (c)   Isis Patent Rights.    Except as set forth in Sections 6.3.1(a) and (b) above, with respect to the Isis Patent Rights, Isis will have the sole right, but not the obligation, at its own expense, to remove such infringement using commercially appropriate steps, including the filing of an infringement suit or taking other similar action. Notwithstanding the foregoing, if the infringement is likely to have a material adverse effect on the development or commercialization of the Product, the Parties will meet to determine whether to abate such infringement based on the Isis Patent Rights, and if the Parties mutually agree to abate such infringement based on the Isis Patent Rights, Isis will remove the infringement using commercially appropriate steps, and the Parties will share (on a pre-determined basis as agreed to by the Parties) in the reasonable costs incurred relating to the removal of any such infringement.

            (d)   Cooperation.    The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.

          6.3.2 Recovery.    Any amounts recovered by either or both Parties in connection with or as a result of any action contemplated by Section 6.3.1, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder in excess of the reasonable costs and expenses in making such recovery of the Party currently developing or commercializing a Product will be treated as Net Sales and royalties will be owing in respect of such Net Sales pursuant to this Agreement.

        Section 6.4    Validity and Enforceability of Parties' Technology.    The Parties agree that during the Term of this Agreement, and for [***] years thereafter, neither Party will bring any action in a court of law, or otherwise challenge the validity or enforceability of the other Party's Technology licensed under this Agreement. Notwithstanding the foregoing, nothing in this Section 6.4 will be deemed to waive or limit either Party's right to assert inventorship or ownership of any invention related to TS ASOs.

ARTICLE 7—
TERM AND TERMINATION

        Section 7.1    Term.    Unless earlier terminated in accordance with the provisions of this Article 7 or Section 9.2, the term of this Agreement (the "Term") commences upon the Effective Date and will continue until for so long as a Product is being developed or commercialized.

        Section 7.2    Rights in Bankruptcy.    All rights and licenses granted under or pursuant to this Agreement by Isis or Sarissa are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party's possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

        Section 7.3    Consequences of Expiration or Termination.

          7.3.1 Licenses.    Upon expiration of the Term of this Agreement in accordance with Section 7.1 or upon termination of this Agreement in its entirety by either Party pursuant to this Article 7 or Section 9.2, and upon payment of all amounts owed pursuant to this Agreement, the licenses granted by Isis to Sarissa, and by Sarissa to Isis, hereunder will terminate.

          7.3.2 Return of Information and Materials.    Upon expiration of this Agreement pursuant to Section 7.1 or upon termination of this Agreement in its entirety by either Party pursuant to this Article 7 or Section 9.2, each Party, at the request of the other Party, will return all data, files, records and other materials in its possession or control relating to such other Party's Technology, or containing or comprising such other Party's Information and Inventions or other Confidential Information and, in each case, to which the returning Party does not retain rights hereunder (except one copy of which may be retained for archival purposes).

        Section 7.4    Accrued Rights; Surviving Obligations.

          7.4.1 Accrued Rights.    Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

          7.4.2 Survival.    Articles 5, 6, 7, 9, 10 and 12, and Sections 2.3.3, 2.4 and 4.10 of this Agreement will survive expiration or termination of this Agreement for any reason.

ARTICLE 8—
MATERIAL BREACH OF THIS AGREEMENT

        Section 8.1    Material Breach.    Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to trigger the provisions of Section 12.4 if such default is not cured. If such default is not cured within 90 days after the receipt of such notice (or, if such default cannot be cured within such 90-day period, if the Party in default does not commence actions to cure such default within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to trigger the provisions of Section 12.4; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be stayed until such time as the dispute is resolved pursuant to Section 12.4 hereof.

ARTICLE 9—
DISCONTINUED DEVELOPMENT BY SARISSA

        Section 9.1    In the event of a Discontinuance, whether voluntary or as determined under this Agreement, Isis will have a reversion right as further described in Section 9.2.

        Section 9.2    Reversion Rights.    Within 90 days from the date of Discontinuance, Isis may elect to unilaterally continue development of ASO Compounds that modulate TS, including, but not limited to the Discontinued Product by notice in writing to Sarissa (an "Election Notice") that Isis is exercising its rights under this Section 9.2. If Sarissa has not received an Election Notice from Isis within such 90 day period, Isis will be deemed to have declined to exercise its reversion rights, and this Agreement will terminate with respect to such Discontinued Product. Upon receipt of an Election Notice, Sarissa will grant to Isis an exclusive, worldwide license or sublicense, as the case may be, to all Product-Specific Technology Patents controlled by Sarissa solely to develop, make, have made, use, sell, offer for sale, have sold and import ASO Compounds that modulate TS, including, but not limited to the Discontinued Product. The license granted hereunder will be sublicensable only in connection with a license of a Discontinued Product to a Third Party for the continued development and commercialization of the Discontinued Product in accordance with the terms of this Agreement. In consideration of Sarissa's collaborative efforts and the licenses granted hereunder, Isis will pay to Sarissa (a) all royalty, milestone and other payments owing by Sarissa to a Third Party for additional Product Specific Technology Patents in-licensed by Isis as a result of such reversion (for flow-through to the applicable Third Party); plus (b) a royalty on Net Sales of the Discontinued Product at the applicable royalty rate noted in the following table, based on the stage of development the Discontinued Product at the time of the Discontinuance:

Stage	Applicable Royalty
[***]	[***]
[***]	[***]
[***]	[***]
*
In addition to the [***]% royalty above, Isis will also reimburse Sarissa for Sarissa's out-of-pocket expenses to [***] as a result of, and through the date of, such reversion.

Isis shall pay such royalties for the Term of the Agreement. All royalties and other payments due hereby will be paid in accordance with the provisions of Sections 4.6 through 4.10.

        Section 9.3    Isis Bankruptcy after Reversion.    After exercising its reversion rights under Section 9.2, in the event of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by Isis or upon an assignment of a substantial portion of the assets for the benefit of creditors by Isis; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if Isis consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days of the filing thereof. Sarissa will have 30 days from the receipt of notice of such bankruptcy to notify Isis in writing whether or not Sarissa wishes to negotiate with Isis regarding the development and/or commercialization of a Discontinued Product. If Sarissa fails to respond within such 30 days or if Sarissa declines in writing to exercise its right of first negotiation, then Isis will be free to develop and commercialize (either on its own or with a Third Party) the Discontinued Product. If Sarissa wishes to negotiate a license or development or commercialization rights in such Discontinued Product, Isis and Sarissa will negotiate in good faith the terms of the license or collaboration agreement. If, despite good faith negotiations, Isis and Sarissa do not reach agreement within 120 days from Sarissa's exercise of its right of first negotiation, then Isis will be free to develop and commercialize (either on its own or with a Third Party) the Discontinued Product.

ARTICLE 10—
INDEMNIFICATION AND INSURANCE

        Section 10.1    Indemnification of Isis.    Sarissa will indemnify Isis, and its respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) to the extent arising from or occurring as a result of any and all liability suits, investigations, claims or demands by a Third Party (collectively, "Losses") arising from or occurring as a result of or in connection with (a) the gross negligence or willful misconduct on the part of Sarissa or its licensees or sublicensees in performing any activity contemplated by this Agreement, or, (b) the manufacture, use, handling, storage, sale or other disposition of a Product that is sold by Sarissa, its Affiliates, agents or sublicensees.

        Section 10.2    Indemnification of Sarissa.    Isis will indemnify Sarissa, and its respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of or in connection with (a) the gross negligence or willful misconduct on the part of Isis or its licensees or sublicensees in performing any activity contemplated by this Agreement, or, (b) the manufacture, use, handling, storage, sale or other disposition of a Product that is sold by Isis, its Affiliates, agents or sublicensees.

        Section 10.3    Indemnification Procedure.    Each Party's agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party's reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying Party's prior written consent.

        Section 10.4    Insurance.    Each Party will have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and will upon request provide the other Party with a certificate of insurance. Each party will promptly notify the other Party of any material change in insurance coverage or lapse in coverage in that regard.

ARTICLE 11—
REPRESENTATIONS AND WARRANTIES

        Section 11.1    Representations, Warranties and Covenants.    Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

          11.1.1 Corporate Authority.    Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

          11.1.2 Consents, Approvals, etc.    All necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

          11.1.3 Conflicts.    The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

          11.1.4 Debarment.    No such Party nor any of its Affiliates has been debarred or is subject to debarment and neither such Party nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any party who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. Each Party will inform the other Party in writing immediately if it or any party who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party's knowledge, is threatened, relating to the debarment or conviction of such Party or any party performing services hereunder.

          11.1.5 Compliance with Laws.    Each Party will carry out its work under this Agreement in compliance with any applicable laws including, without limitation, federal, state, or local laws, regulations, or guidelines governing the work at the site where such work is being conducted. Moreover, each Party will carry out all work under the Collaboration in accordance with current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices, if applicable based on the specific work to be conducted.

        Section 11.2    DISCLAIMER OF WARRANTY.    EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, SARISSA AND ISIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SARISSA AND ISIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12—
MISCELLANEOUS

        Section 12.1    Assignment.    Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may (i) assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets or stock to which this Agreement relates if in any such event the Third Party assignee or surviving entity assumes in writing all of the assigning Party's obligations under this Agreement or (ii) assign or transfer its rights under Article 4 (but no liabilities) to a Third Party in connection with a royalty factoring transaction. Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.

        Section 12.2    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

        Section 12.3    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of Delaware without reference to any rules of conflicts of laws.

        Section 12.4    Dispute Resolution.

          12.4.1 General.    Any dispute, controversy or claim arising from or related to this Agreement or the breach thereof will first be referred to the attention of the Chief Executive Officers of Sarissa and the Executive Vice President of Isis (the "Executive Officers") by notice in writing in accordance with the terms of this Agreement. The Executive Officers (or their respective designees) will meet as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim. If any dispute, controversy or claim is not resolved by the Executive Officers of the Parties (or their designees) within 30 days after such dispute is referred to them, then either Party will have the right to arbitrate such dispute in accordance with Section 12.4.2.

          12.4.2 Arbitration.    If the Parties do not fully settle any dispute, controversy or claim pursuant to Section 12.4.1 and a Party wishes to pursue the matter further, each such dispute, controversy or claim will be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration will be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party will select one person to act as arbitrator and the two Party-selected arbitrators will select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be appointed by the AAA. No individual shall be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 12.4. The place of arbitration will be San Diego, CA. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

          12.4.3 Disputes Regarding Material Breach.    If the Parties are in dispute as to whether one party is in material breach of this Agreement, then the arbitrators will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 8.1. If the material breach is not cured within the time period provided pursuant to Section 8.1, the arbitration will continue and the arbitrators will, as part of the same arbitration, award damages to the non-defaulting Party.

          12.4.4 Costs and Expenses.    Except as expressly provided herein, each Party will bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration. Notwithstanding the foregoing, if a Party has been found to be in material breach of this Agreement, the defaulting Party will be responsible for both Parties' costs and expenses (including the costs of the arbitrators and any administrative fees of arbitration) and the reasonable attorneys' fees of the non-defaulting Party.

          12.4.5 Procedure.    Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

          12.4.6 Speedy Resolution.    The Parties intend, and shall take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any dispute which becomes the subject of arbitration, and the arbitrators shall conduct the arbitration so as to resolve the dispute as expeditiously as possible.

          12.4.7 Awards.    The arbitrators may award monetary damages and injunctive relief, but may not order the granting or termination of licenses or assign rights to a Product to either of the Parties. Monetary damages shall be in the form of off-set royalties or otherwise, to account for the damages to the non-defaulting Party from the breach, and to account for the defaulting Party's contribution to the Product in view of the breach. All awards shall be in writing and shall state reasons. Executed copies of all awards shall be delivered by the arbitrators to the Parties as soon as is reasonably possible. All awards of the arbitrators shall be final and binding on the Parties, and there shall be no appeal of any such award whatsoever. The Parties undertake to satisfy any award without delay.

        Section 12.5    Notices.    All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to Sarissa, to:

      Sarissa, Inc.
      121 Timber Drive
      London, ON N6K4A2
      Canada
      Attention: Jim Koropat
      Facsimile: (519) 685-8624

      with a copy to:

      [to be determined]

        If to Isis, to:

      Isis Pharmaceuticals, Inc.
      2292 Faraday Avenue
      Carlsbad, California 92008
      Attention: Executive Vice President
      Facsimile: (760) 603-4650

      with a copy to:

      Attention: General Counsel
      Facsimile: (760) 268-4922

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 12.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

        Section 12.6    Entire Agreement; Modifications.    This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto (including, but not limited to that certain material transfer agreement dated March 22, 1996, between Isis and D. James Koropatnick) are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

        Section 12.7    Relationship of the Parties.    It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

        Section 12.8    Waiver.    Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

        Section 12.9    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        Section 12.10    No Benefit to Third Parties.    The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

        Section 12.11    Further Assurance.    Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SARISSA, INC.	ISIS PHARMACEUTICALS, INC.
Per: /s/ MARK VINCENT	Per: /s/ B. LYNNE PARSHALL
Mark Vincent President and CEO	B. Lynne Parshall Executive Vice President and CFO

APPENDIX 1

Definitions

        "Affiliate" of a party means any other party that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first party. For purposes of this definition only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" will mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a party, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, and (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a party; provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

        "Antisense Compound" means an oligomeric compound or analog, mimic or mimetic thereof having a sequence that is partially or wholly complementary to the sequence of a messenger RNA (pre-mRNA or mRNA), viral RNA, or noncoding RNA that directly modulates RNA expression.

        "Applicable Law" means the applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.

        "Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the United States.

        "Calendar Year" means each successive period of 12 months commencing on January 1 and ending on December 31.

        "Collaboration" has the meaning set forth in Section 2.1.

        "Commercially Reasonable Efforts" means, with respect to the research, development, manufacture or commercialization of the Product, efforts and resources commonly used in the biotechnology industry for products of similar commercial potential at a similar stage in its lifecycle, taking into consideration their safety and efficacy, cost to develop, priority in relation to other products under development by the other Party, the competitiveness of alternative products, proprietary position, the likelihood of regulatory approval, profitability, and all other relevant factors.

        "Confidential Information" means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.

        Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information for purposes of this Agreement if such information or know-how:

          (a)   was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

          (b)   was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party;

          (c)   became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

          (d)   was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

          (e)   was independently discovered or developed prior to disclosure by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party.

        "Control" means, with respect to any Patent or other intellectual property right, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license, sublicense or other right to or under, such Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional financial or other obligation to a Third Party except the obligations specifically described in Section 4.5

        "Discontinuance" means the occurrence of any one of the following:

  1
  Sarissa voluntarily elects to abandon as a whole the concept of researching and/or developing TS ASOs, as evidenced by a written communication from an authorized officer of Sarissa to Isis.

  2.
  a Discontinuance has been deemed to have occurred pursuant to Section 3.1.4.

        "Discontinued Product" means a TSA ASO that was abandoned as part of a Discontinuance.

        "Election Notice" has the meaning set forth in Section 9.2.

        "Equity Securities" means Sarissa's preferred or common stock (any other convertible security sold in connection therewith).

        "FDA" means the United States Food and Drug Administration and any successor agency thereto.

        "Gene Walk" means the manufacturing of greater than 30 individual sequences corresponding to TS and the evaluation of such sequences in a high-throughput screen that enables an analysis of each sequence's ability to down regulate TS mRNA in vitro.

        "GAAP" means generally accepted accounting principles of the United States consistently applied.

        "IND" means an investigational new drug application filed with the FDA or TPD for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions.

        "Isis Core Technology Patents" means Patents Controlled by Isis on the Effective Date that are necessary for the development and commercialization of the Product, but not including the Isis Product-Specific Technology Patents, or Patents Controlled by Isis that claim formulation, delivery, manufacturing technologies or chemistries (except for the MOE chemistry). A representative list of the Isis Core Technology Patents is attached hereto as Appendix 3.

        "Isis Patent Rights" means any Patents owned or Controlled by Isis.

        "Joint Patents" means all Patents that claim, and only to the extent that they claim, Joint Technology.

        "Joint Technology" has the meaning set forth in Section 6.1.1.

        "Losses" has the meaning set forth in Section 10.1.

        "Major Market" means the [***].

        "NDA" means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for commercial product in the United States or equivalent application for regulatory approval in other Major Market countries.

        "Net Sales" means the gross invoice price of the Product sold by the Party having the right to sell or have sold the Product pursuant to this Agreement, and/or sublicensees of such Party, to a Third Party which is not a sublicensee of the selling party (unless such sublicensee is the end user of the Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm's-length transaction) for sales of such Product to such end users less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls, (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes), and (v) government mandated rebates.

        "Note" means the Convertible Promissory Note attached as Exhibit A to the Note Purchase Agreement.

        "Patents" shall include (x) all U.S. patents and patent applications, (y) any substitutions, divisions, continuations, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (z) any foreign or international equivalent of any of the foregoing.

        "Phase I Clinical Trial" means the initial clinical testing of the Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of the Product.

        "Pivotal Quality Clinical Trial" means a human clinical trial of the Product designed to be of a size and statistical power to support an NDA filing alone or in combination with other studies. If it is unclear whether or not a study design will be sufficient to support an NDA filing (other than by virtue of the uncertainty of efficacy data from that trial) the study will be deemed to be a Pivotal Quality Clinical Trial on the initiation of activities to support an NDA filing. Initiation of a Phase III clinical study will be deemed to be initiation of a Pivotal Quality Clinical Trial.

        "Product" means a pharmaceutical preparation comprising any single TS ASO or Tandem selected by Sarissa under Section 2.3.1 or 2.3.2. After the Project Plan has been completed, the Parties will append to this Agreement the specific sequence and chemistry of each TS ASO which constitutes the active pharmaceutical ingredient in each Product.

        "Product-Specific Technology" means any discovery, device, process, method of use, composition, or formulation, whether or not patented or patentable, which is made or Controlled solely by Isis or Sarissa, or jointly by Isis and Sarissa, prior to the Effective Date or during the Term of this Agreement, and which relate only to the composition of matter or gene targets down regulated by a Product.

        "Product-Specific Technology Patents" means all Patents that disclose or claim Product-Specific Technology. A representative list of the Product-Specific Technology Patents is attached hereto as Appendix 4.

        "Project Plan" means the Parties' initial development plan for Collaboration Activities, as further described on Schedule 2.3.

        "Qualified Financing" means (i) with respect to Sarissa's first financing, when Sarissa issues and sells shares of its Equity Securities to investors on or before the [***] year anniversary of this Agreement in a financing with total proceeds received by Sarissa of not less than $[***]; and (ii) with respect to any subsequent financing, when Sarissa issues and sells shares of its Equity Securities to investors in a financing with total proceeds received by Sarissa of not less than $[***].

        "Regulatory Approval" means (a) in the United States, approval by the FDA of an NDA, or similar application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in a Major Market other than the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements (if any).

        "Regulatory Authority" means any applicable government entities regulating or otherwise exercising authority with respect to the development and commercialization of the Product.

        "Regulatory Documentation" means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

        "Royalty Due Dates" means the last working days of March, June, September and December of each and every year during which this Agreement remains in full force and effect.

        "Tandem" means two or more TS ASOs that (i) where identified as part of the same Gene Walk and (ii) are used in combination with each other to simultaneously modulate TS.

        "Technology" means Isis Patent Rights, Sarissa Product-Specific Technology Patents, Joint Patents and/or the Joint Technology (including any Joint Product-Specific Technology), as applicable.

        "Term" has the meaning set forth in Section 7.1.

        "Third Party" means any party other than Isis or Sarissa or their respective Affiliates.

        "TS" has the meaning set forth in the preamble to this Agreement.

        "TS ASO" means a single-stranded oligonucleotide or an analog thereof that hybridizes to TS mRNA using Watson-Crick base pairing and inhibits production of TS via an RNase-H mechanism.

        "Valid Claim" means a claim which (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been permanently cancelled, withdrawn, or abandoned.

        "Withholding Taxes" has the meaning set forth in Section 4.9.

APPENDIX 2.3.1
PROJECT PLAN

[***]

APPENDIX 3
ISIS CORE TECHNOLOGY PATENTS

[***]

APPENDIX 4
PRODUCT-SPECIFIC TECHNOLOGY PATENTS

[***]

QuickLinks

COLLABORATION AND LICENSE AGREEMENT
ARTICLE 1—DEFINITIONS
ARTICLE 2— SCOPE OF COLLABORATION; COLLABORATION ACTIVITIES
ARTICLE 3— GRANT OF RIGHTS
ARTICLE 4—FINANCIAL PROVISIONS
ARTICLE 5— CONFIDENTIALITY
ARTICLE 6— INTELLECTUAL PROPERTY
ARTICLE 7— TERM AND TERMINATION
ARTICLE 8— MATERIAL BREACH OF THIS AGREEMENT
ARTICLE 9— DISCONTINUED DEVELOPMENT BY SARISSA
ARTICLE 10— INDEMNIFICATION AND INSURANCE
ARTICLE 11— REPRESENTATIONS AND WARRANTIES
ARTICLE 12— MISCELLANEOUS
APPENDIX 1 Definitions
APPENDIX 2.3.1 PROJECT PLAN
APPENDIX 3 ISIS CORE TECHNOLOGY PATENTS
APPENDIX 4 PRODUCT-SPECIFIC TECHNOLOGY PATENTS